Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of SAVVIS Communications Corporation and subsidiaries on Form S-8 of our report dated February 6, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142), appearing in the Annual Report on Form 10-K of SAVVIS Communications Corporation for the year ended December 31, 2003.

Deloitte & Touche LLP

McLean, Virginia

October 27, 2004